Exhibit (n)(7)

Report of Independent Registered Public Accounting Firm on

Financial Statement Schedule

To the Board of Directors and Stockholders

of Apollo Investment Corporation:

Our audit of the financial statements and of the effectiveness of internal control over financial reporting referred to in our report dated May 23, 2013 appearing in the final prospectus supplement of Apollo Investment Corporation dated June 10, 2013 also included an audit of the senior securities table appearing on page S-30. In our opinion, the senior securities table presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

/s/ PricewaterhouseCoopers LLP

New York, NY

May 23, 2013

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017